EX. 99.1

Banc of California Reports First Quarter 2020 Financial Results

SANTA ANA, Calif., (April 29, 2020) — Banc of California, Inc. (NYSE: BANC) today reported net loss available to common stockholders for the first quarter of 2020 of $9.7 million, or diluted loss per common share of $0.19.
First quarter results included:

•	Common Equity Tier 1 capital at 11.57%

•	Noninterest-bearing deposit balances increased $167.6 million to 23% of total deposits, up from 20%

•	Total DDA balances increased $206.1 million to 51% of total deposits

•	End of period deposit costs dropped to 0.89%; average total deposit costs decreased 16 basis points to 1.11%

•	Allowance for credit losses increased to 1.45% of total loans, up from 1.04%

•	Day 2 CECL provision for credit losses of $15.8 million

Jared Wolff, President & CEO of Banc of California, commented, “Our first quarter results demonstrate our continued progress transforming Banc of California into a relationship focused business bank. Our work over the past 15 months to de-risk our balance sheet created significant excess capital to help absorb first quarter COVID-19 and CECL-related provisions while remaining very well-capitalized. As a result of our ongoing balance sheet transformation, we have also substantially increased our noninterest-bearing and low-cost deposits as a percent of total deposits. For 2020, while remaining vigilant about credit, we will continue to look to improve the deposit franchise, remix our loan portfolio towards relationship lending, and opportunistically deploy capital for the benefit of shareholders, building franchise value for the long term.”
Mr. Wolff continued, "During this time of uncertainty caused by the COVID-19 pandemic, we are focused on keeping our employees safe and healthy, so we can support our clients and our communities. We are actively assisting our clients who are experiencing disruption and hardship during these times. We are particularly proud of our colleagues who have been tireless in those efforts on the front lines and behind the scenes. At this time, we are demonstrating what true relationship banking is all about, solidifying relationships with existing clients and building new relationships as well."
Lynn Hopkins, Chief Financial Officer of Banc of California said, "We finished the first quarter in a strong financial position, with healthy capital levels, increased on-balance sheet liquidity, and continued growth in noninterest bearing and demand deposits. Net income was negatively impacted by a $15.8 million provision for credit losses under CECL and in response to the pandemic. Excluding the impact of the provision for credit losses and certain non-core expenses, pre-tax income was $10.6 million, and benefited from a $5 million reduction in core expenses that was set in motion before the crisis, and put us in a better position to operate with the lower revenues from the economic disruption and significant cuts in market interest rates.  Our net interest margin held up relatively well at 2.97% against these rate cuts, as our dedicated and proactive deposit efforts lowered deposit costs another 16 basis points to an average of 1.11% for the first quarter, and ended the period with a spot rate of 89 basis points. This quarter marked the fifth consecutive quarter of growth in average noninterest-bearing deposits. While the economic outlook remains uncertain, our healthy reserves and strong capital position will serve the Company well with the potential challenges ahead, as we continue to focus on closely managing credit, actively improving the mix and cost of deposits, reducing expenses, and continuing to strengthen our balance sheet."

EX. 99.1

COVID-19 Operational Update
With the onset of the COVID-19 pandemic, we successfully implemented our business continuity plan to enable our team to work remotely while continuing to serve our clients with as little disruption as possible. Early in March, we took meaningful steps to transition our team members to a "work from home" environment and we have over 80% of our team working remotely. We continue to operate 25 of our 31 branches as we temporarily consolidated some overlapping areas to ensure an adequate balance between employee and client safety and business continuity to meet our clients' banking needs. For the Paycheck Protection Program (PPP) created by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), we redeployed resources to this program in support of our clients and others seeking financial relief under the program. As of April 28, 2020, we estimate we helped our clients save over 8,500 jobs through pending applications or approvals for more than $270 million in PPP funds. We expect to earn fees of just under 3% on the total amount that ultimately funds. We are actively engaged with our borrowers who are seeking payment relief and waiving certain fees for impacted clients.

Adoption of the Current Expected Credit Loss (CECL) Model
On January 1, 2020, we adopted the new accounting standard, commonly known as CECL, which uses a current expected credit loss model for determining allowance for credit losses (ACL). Upon adoption, we recognized a Day 1 increase in the ACL of $6.4 million and a related after-tax decrease to retained earnings of $4.5 million. Our Day 1 ACL under the new CECL methodology totaled $68.1 million compared to $61.7 million under the incurred loss model at December 31, 2019, and represented 1.14% of total loans. We recorded a Day 2 provision for credit losses of $15.8 million which reflects the new CECL methodology using current economic forecasts and the estimated future impact of the COVID-19 pandemic on lifetime credit losses. At March 31, 2020, the ACL totaled $82.1 million resulting in an ACL to total loans coverage ratio of 1.45%, up from 1.04% at December 31, 2019. The ACL and provision for credit losses include amounts for unfunded commitments.

Income Statement Highlights

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	($ in thousands)
Total interest and dividend income	$74,714	$83,702	$92,657	$104,040	$110,712
Total interest expense	22,853	27,042	33,742	39,260	42,904
Net interest income	51,861	56,660	58,915	64,780	67,808
Total noninterest income (loss)	2,061	4,930	3,181	(2,290)	6,295
Total revenue	53,922	61,590	62,096	62,490	74,103
Total noninterest expense	46,919	47,483	43,240	43,500	62,249
Pre-tax / pre-provision income	7,003	14,107	18,856	18,990	11,854
Provision for (reversal of) credit losses	15,761	(2,976)	38,607	(1,900)	2,098
Income tax (benefit) expense	(2,165)	2,811	(5,619)	4,308	2,719
Net (loss) income	$(6,593)	$14,272	$(14,132)	$16,582	$7,037

Net (loss) income available to common stockholders(1)	$(9,694)	$10,415	$(22,722)	$11,909	$2,527

(1)
Balance represents the net (loss) income available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends and impact of preferred stock redemption from net (loss) income. Refer to the Statement of Operations for additional detail on these amounts.

EX. 99.1

Net interest income
Net interest income decreased $4.8 million to $51.9 million for the first quarter due to the combination of lower average interest-earning assets and a lower net interest margin. Average interest-earning assets declined from the prior quarter by $354.7 million to $7.03 billion, including a $440.4 million reduction in average loans to $5.78 billion, and our net interest margin declined 7 basis points to 2.97%.
The lower net interest margin was due to a 23 basis point decline in the average yield on interest-earning assets to 4.27%, partially offset by a 14 basis point decline on the average cost of interest bearing liabilities to 1.71%. The decline in the earning asset yield was due mostly to lower yields on most interest-earning asset classes due to originating new business and repricing variable rate loans and investments in the lower interest rate environment given the cuts in the federal funds target rates during the current and prior quarters. On a linked-quarter basis, our average yield on loans declined 15 basis points to 4.56% and our average yield on securities decreased 42 basis points. The average yield for variable rate collateralized loan obligations (CLOs) was 3.60% for the first quarter compared to 3.81% for the fourth quarter as this investment class reprices quarterly.
The 14 basis point decline in the average cost of interest-bearing liabilities to 1.71% for the first quarter from 1.85% for the fourth quarter, was driven by the lower average cost of interest-bearing deposits and higher average noninterest-bearing deposits. The average cost of interest-bearing deposits declined 16 basis points to 1.41% from the prior quarter. Additionally, average noninterest-bearing deposits increased by $25.2 million, or 2.3%, and represented 21.4% of total average deposits in the first quarter. Our total cost of deposits decreased 16 basis points to 1.11% for the first quarter. The decrease in our funding cost is due to a lower reliance on high cost transaction accounts and wholesale funds as we have managed down the balance sheet and continue to execute on our strategy to focus on relationship clients.
Provision for credit losses
We recognized a provision for credit losses of $15.8 million under the CECL model compared to a recovery of credit losses of $3.0 million in the prior quarter under the incurred loss model. Our provision for credit losses includes $1.1 million related to unfunded commitments. The higher provision for credit losses was driven by using the new CECL model, the estimated future impact of the health crisis on our loans, and net charge-offs, partially offset by lower period end loan balances of $284.4 million. For the first quarter, approximately $19 million of the provision for credit losses was attributed to the change in the economic forecast.
Noninterest income
Noninterest income decreased $2.9 million, or 58%, to $2.1 million for the first quarter from the prior quarter. The decrease was primarily due to the impact of lower market interest rates on certain assets subject to fair value accounting including a $1.6 million decrease in the fair value of loans held for sale, a $333 thousand decrease in the fair value of customer-related loan swaps, and a $166 thousand decrease in the value of servicing assets due mostly to the impact of prepayment assumptions. In addition, the prior quarter included a $650 thousand insurance recovery; there was no similar insurance recovery in the current quarter. These decreases were offset in part by lower net losses on sales of loans of $860 thousand.
Noninterest expense
Noninterest expense decreased $564 thousand to $46.9 million for the first quarter compared to the prior quarter. Noninterest expense decreased due to: (1) lower salaries and benefits expense of $600 thousand primarily related to lower headcount and loan production-based incentives, (2) lower regulatory assessments of $1.4 million related to changes in the size of our asset base and an FDIC assessment credit, and (3) lower restructuring expense of $1.6 million as the prior quarter included certain severance costs compared to none in the current quarter. These decreases were offset in part by higher professional fees of $3.4 million as a result of the timing of certain legal costs and recoveries compared to the prior quarter, and a $866 thousand increase in loss on investments in alternative energy partnerships. The change in professional fees attributed to the timing difference of certain indemnified legal costs and recoveries was $1.7 million. When such indemnified legal costs and recoveries are excluded, professional fees would have decreased $1.9 million from the prior quarter and totaled $4.3 million for the first quarter. Other includes an $850 thousand charge to settle a legacy lending claim from an acquired bank; there was no similar item in the prior quarter. Total operating costs, defined as noninterest expense adjusted for certain non-core items (refer to section Non-GAAP Measures), decreased $5.0 million to $43.3 million for the first quarter compared to the prior quarter.
Income taxes

EX. 99.1

Income tax benefit totaled $2.2 million for the first quarter resulting in an effective tax rate of 24.7%. This compares to a $2.8 million expense for the fourth quarter and an effective tax benefit rate of 16.5%. The estimated effective tax rate for 2020 is approximately 25%.

Balance Sheet
At March 31, 2020, total assets were $7.66 billion, which represented a linked quarter decrease of $165.8 million, consistent with our strategic shift towards reducing non-core assets and focus on relationship lending. The following table shows selected balance sheet line items as of the dates indicated.

	As of and for the Three Months Ended					Amount Change
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	Q1-20 vs. Q4-19	Q1-20 vs. Q1-19

	($ in thousands)
Total assets	$7,662,607	$7,828,410	$8,625,337	$9,359,931	$9,886,525	$(165,803)	$(2,223,918)
Securities available-for-sale	$969,427	$912,580	$775,662	$1,167,687	$1,471,303	$56,847	$(501,876)
Loans held-for-investment	$5,667,464	$5,951,885	$6,383,259	$6,719,570	$7,557,200	$(284,421)	$(1,889,736)
Loans held-for-sale	$20,234	$22,642	$23,936	$597,720	$25,191	$(2,408)	$(4,957)

Demand deposits	$2,828,470	$2,622,398	$2,602,011	$2,510,233	$2,690,738	$206,072	$137,732
Other core deposits	2,515,703	2,794,769	3,074,936	3,301,080	3,575,140	(279,066)	(1,059,437)
Brokered deposits	218,665	10,000	93,111	480,977	1,459,054	208,665	(1,240,389)
Total Deposits	$5,562,838	$5,427,167	$5,770,058	$6,292,290	$7,724,932	$135,671	$(2,162,094)
As percentage of total deposits
Demand deposits	50.85%	48.32%	45.10%	39.89%	34.83%	2.53%	16.02%
Other core deposits	45.22%	51.50%	53.29%	52.46%	46.28%	(6.28)%	(1.06)%
Brokered deposits	3.93%	0.18%	1.61%	7.64%	18.89%	3.75%	(14.96)%

Average loan yield	4.56%	4.71%	4.75%	4.80%	4.76%	(0.15)%	(0.20)%
Average cost of interest-bearing deposits	1.41%	1.57%	1.78%	1.89%	1.92%	(0.16)%	(0.51)%
Average cost of deposits	1.11%	1.27%	1.48%	1.62%	1.67%	(0.16)%	(0.56)%
Investments
Securities available-for-sale increased $56.8 million to $969.4 million at March 31, 2020, primarily due to purchases of $147.4 million of corporate debt and government agency securities, offset by net CLO maturities of $30.0 million and a higher net unrealized loss of $59.9 million due to changes in market prices and expectations attributed mainly to the estimated impact of the COVID-19 pandemic. The CLOs are AA and AAA rated and the carrying value includes an unrealized net loss of $80.0 million. As of March 31, 2020, our securities portfolio included $623.6 million of CLOs, $243.4 million of agency securities, $54.4 million of municipal securities, and $47.9 million of corporate debt securities.

EX. 99.1

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	($ in thousands)
Composition of held-for-investment loans
Commercial real estate	$810,024	$818,817	$891,029	$856,497	$865,521
Multifamily	1,466,083	1,494,528	1,563,757	1,598,978	2,332,527
Construction	227,947	231,350	228,561	209,029	211,549
Commercial and industrial	1,578,223	1,691,270	1,789,478	1,951,707	1,907,102
SBA	70,583	70,981	75,359	80,929	74,998
Total commercial loans	4,152,860	4,306,946	4,548,184	4,697,140	5,391,697
Single-family residential mortgage	1,467,375	1,590,774	1,775,953	1,961,065	2,102,694
Other consumer	47,229	54,165	59,122	61,365	62,809
Total consumer loans	1,514,604	1,644,939	1,835,075	2,022,430	2,165,503
Total gross loans	$5,667,464	$5,951,885	$6,383,259	$6,719,570	$7,557,200
Composition percentage of held-for-investment loans
Commercial real estate	14.3%	13.8%	14.0%	12.7%	11.5%
Multifamily	25.9%	25.1%	24.5%	23.8%	30.9%
Construction	4.0%	3.9%	3.6%	3.1%	2.8%
Commercial and industrial	27.9%	28.4%	28.0%	29.1%	25.2%
SBA	1.2%	1.2%	1.2%	1.2%	1.0%
Total commercial loans	73.3%	72.4%	71.3%	69.9%	71.4%
Single-family residential mortgage	25.9%	26.7%	27.8%	29.2%	27.8%
Other consumer	0.8%	0.9%	0.9%	0.9%	0.8%
Total consumer loans	26.7%	27.6%	28.7%	30.1%	28.6%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans decreased $284.4 million to $5.67 billion from the prior quarter, due mostly to lower single-family residential mortgage loans of $123.4 million, lower commercial and industrial (C&I) loans of $113.0 million, and lower multifamily loans of $28.4 million. The decline in single-family residential is attributed to accelerated payoffs as the loans refinance away in the lower rate environment and proceeds are invested in other core business loans. The decline in C&I loans is primarily in response to strategically reducing certain credit facilities in response to the changed economic landscape and corresponding lower outstanding balances. The impact of the COVID-19 pandemic tempered loan production for the last part of the quarter and we did not experience any significant increase in credit line usage.
We continue to remix our real estate loan portfolio toward relationship-based multifamily, bridge, light infill construction, and commercial real estate loans. We are no longer originating single-family residential mortgage loans. Single-family residential mortgage and multifamily loans comprise 51.8% of the total held-for-investment loan portfolio as compared to 58.7% one year ago. Commercial real estate loans comprised 14.3% of the loan portfolio and commercial and industrial loans constituted 27.9%. Currently, loans secured by residential real estate (single-family, multifamily, single-family construction, and credit facilities) represent approximately 83% of our total loans outstanding.

EX. 99.1

The C&I portfolio has limited exposure to certain business sectors undergoing severe stress, as demonstrated by the following (as a percentage of total outstanding C&I loan balances):

	March 31, 2020
	Amount	% of Portfolio
C&I Portfolio by Industry	($ in thousands)
Real estate and rental and leasing	$205,206	13%
Retail trade	116,202	7%
Finance and insurance	872,049	55%
Manufacturing	73,299	5%
Healthcare and social assistance	54,091	3%
Wholesale trade	43,285	3%
Accommodation and food services	31,867	2%
All other	182,224	12%
	$1,578,223	100%

Deposits
The following table sets forth the composition of our deposits at the dates indicated.

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$1,256,081	$1,088,516	$1,107,442	$993,745	$1,120,700
Interest-bearing checking	1,572,389	1,533,882	1,503,208	1,577,901	1,573,499
Money market	575,820	715,479	695,530	800,898	899,330
Savings	877,947	885,246	1,042,162	1,061,115	1,151,442
Non-brokered certificates of deposit	1,071,936	1,204,044	1,367,284	1,479,137	1,684,895
Brokered certificates of deposit	208,665	—	54,432	379,494	1,295,066
Total deposits	$5,562,838	$5,427,167	$5,770,058	$6,292,290	$7,724,932
Composition percentage of deposits
Noninterest-bearing checking	22.6%	20.1%	19.2%	15.8%	14.5%
Interest-bearing checking	28.3%	28.2%	26.1%	25.1%	20.4%
Money market	10.3%	13.2%	12.0%	12.7%	11.6%
Savings	15.8%	16.3%	18.1%	16.9%	14.9%
Non-brokered certificates of deposit	19.3%	22.2%	23.7%	23.5%	21.8%
Brokered certificates of deposit	3.7%	—%	0.9%	6.0%	16.8%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $135.7 million during the first quarter of 2020 to $5.56 billion due to higher noninterest-bearing checking balances of $167.6 million, interest-bearing checking balances of $38.5 million and brokered certificates of deposit balances of $208.7 million, offset by lower money market balances of $139.7 million, savings balances of $7.3 million, and non-brokered certificates of deposit balances of $132.1 million. We continue to focus on growing relationship-based deposits, strategically supplemented wholesale funding, as we proactively drive our funding costs down. Noninterest-bearing deposits totaled $1.26 billion and represented 22.6% of total deposits at March 31, 2020 compared to $1.09 billion and 20.1% at December 31, 2019 and $1.12 billion and 14.5% one year ago.
Debt
Advances from the FHLB decreased $217.0 million, or 18%, to $978.0 million, as of March 31, 2020, due to lower short term and overnight advances of $193.0 million and the maturity of $24.0 million in long term fixed-rate advances. At the end of the first quarter,

EX. 99.1

FHLB advances included $90.0 million of overnight borrowings, $174.0 million maturing within three months, and $714.0 million maturing beyond three months with a weighted average life of 3.2 years and weighted average rate of 2.58%.
Equity
At March 31, 2020, total stockholders’ equity decreased by $72.2 million to $835.0 million on a linked-quarter basis, while tangible common equity decreased by $69.7 million to $606.4 million. The decrease in total stockholders’ equity related to the net loss of $6.6 million, the cumulative-effect adjustment of adoption of CECL of $4.5 million, dividends to common and preferred stockholders of $6.5 million, redemption of preferred stock of $1.6 million, repurchases of common stock under our previously announced share repurchase program of $12.0 million, and an increase in accumulated other comprehensive loss, net, of $42.2 million related to the lower fair value of CLOs and other securities available-for-sale.
In February 2020 we announced a share repurchase program for a total amount of $45.0 million and we repurchased 827,584 shares of common stock for an aggregate cost of $12.0 million. Given current macroeconomic conditions and the yet-to-be-determined impacts of the COVID-19 crisis, we have suspended common stock repurchases for the immediate future.
Capital ratios remain strong with total risk-based capital at 16.16% and a tier 1 leverage ratio of 11.20%. The following table sets forth our regulatory capital ratios at March 31, 2020 and the previous four quarters. The interim capital relief related to the adoption of CECL increased the Bank's leverage ratio approximately 10 basis points at March 31, 2020.

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	16.16%	15.90%	14.37%	15.00%	14.01%
Tier 1 risk-based capital ratio	14.91%	14.83%	13.32%	14.03%	13.03%
Common equity tier 1 capital ratio	11.57%	11.56%	10.34%	10.50%	9.72%
Tier 1 leverage ratio	11.20%	10.89%	9.84%	9.62%	8.87%
Banc of California, NA
Total risk-based capital ratio	18.21%	17.46%	15.65%	16.70%	15.79%
Tier 1 risk-based capital ratio	16.96%	16.39%	14.60%	15.73%	14.81%
Common equity tier 1 capital ratio	16.96%	16.39%	14.60%	15.73%	14.81%
Tier 1 leverage ratio	12.67%	12.02%	10.75%	10.80%	10.07%

(1)	March 31, 2020 capital ratios are preliminary,

EX. 99.1

Credit Quality

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$56,338	$32,873	$39,122	$34,938	$44,840
90+ days delinquent	28,632	24,734	17,220	17,272	14,623
Total delinquent loans	$84,970	$57,607	$56,342	$52,210	$59,463
Total delinquent loans to total loans	1.50%	0.97%	0.88%	0.78%	0.79%
Non-performing assets, excluding loans held-for-sale
Non-performing loans	$56,471	$43,354	$45,169	$28,499	$27,739
90+ days delinquent and still accruing loans	—	—	—	275	731
Other real estate owned	—	—	—	276	316
Non-performing assets	$56,471	$43,354	$45,169	$29,050	$28,786
ALL to non-performing loans	138.55%	132.97%	139.31%	206.86%	224.40%
Non-performing loans to total loans held-for-investment	1.00%	0.73%	0.71%	0.43%	0.38%
Non-performing assets to total assets	0.74%	0.55%	0.52%	0.31%	0.29%
Troubled debt restructurings (TDRs)
Performing TDRs	$6,100	$6,620	$6,800	$20,245	$5,574
Non-performing TDRs	20,852	21,837	14,605	2,428	1,943
Total TDRs	$26,952	$28,457	$21,405	$22,673	$7,517
Credit quality remains strong. Total delinquent loans increased $27.4 million in the first quarter to $85.0 million at March 31, 2020, due to $43.1 million of additions, offset by $8.5 million returning to current status and $7.3 million of principal payments or payoffs. Delinquent loans includes primarily legacy single-family residential mortgage loans, which account for 84% of the balance and $28.0 million of the increase quarter over quarter. Excluding delinquent legacy single-family loans, delinquent loans are $13.6 million, or 0.24%, of total loans at March 31, 2020. We ceased originating single-family mortgage loans in the second quarter of 2019.
Non-performing loans totaled $56.5 million as of March 31, 2020, of which $21.5 million or 38% of the balance relates to loans in a current payment status. The $13.1 million increase during the first quarter was primarily due to $14.1 million of loans being placed on nonaccrual status, offset by cured loans and payoffs. The quarter-end balance includes two large loans with delinquent payment status that comprise 45% of our total nonperforming loans, consisting of one $16.4 million legacy shared national credit and a $9.1 million single-family mortgage residential loan with a loan-to-value ratio of 67%. Aside from those two loans, nonperforming loans total $31.0 million, of which 49% relates to legacy single-family residential mortgage loans.
In light of the COVID-19 crisis, we have provided support to clients by granting loan deferments, when requested and supported by our borrowers. As of April 27, in our SFR portfolio, we had 122 active deferments on $123 million of principal balances, or approximately 8% of the portfolio. With respect to our non-SFR loan portfolio, as of April 27, we had 68 active deferments on $257 million of principal balances or 6% of our non-SFR portfolio. As with our entire portfolio, we will continue to actively monitor and manage our lending relationships in a manner that supports our clients and protects the bank.

EX. 99.1

Allowance for Credit Losses

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$57,649	$62,927	$59,523	$63,885	$62,192
Adoption of ASU 2016-13 (1)	7,609	—	—	—	—
Loans charged off	(2,076)	(2,706)	(35,546)	(2,451)	(1,063)
Recoveries	350	106	410	76	244
Net charge-offs	(1,726)	(2,600)	(35,136)	(2,375)	(819)
Provision for (reversal of) loan losses	14,711	(2,678)	38,540	(1,987)	2,512
Balance at end of period	78,243	$57,649	$62,927	$59,523	$63,885
Reserve for unfunded loan commitments
Balance at beginning of period	4,064	4,362	4,295	4,208	4,622
Adoption of ASU 2016-13 (1)	(1,226)	—	—	—	—
Provision for credit losses	1,050	(298)	67	87	(414)
Balance at end of period	3,888	4,064	4,362	4,295	4,208
Allowance for credit losses (ACL)	$82,131	$61,713	$67,289	$63,818	$68,093

ALL to total loans	1.38%	0.97%	0.99%	0.89%	0.85%
ACL to total loans	1.45%	1.04%	1.05%	0.95%	0.90%
Annualized net loan charge-offs to average total loans held-for-investment	0.12%	0.17%	2.19%	0.13%	0.04%

Reserve for loss on repurchased loans
Balance at beginning of period	$6,201	$6,561	$2,478	$2,486	$2,506
Initial provision for loan repurchases	—	—	4,415	53	96
Reversal of provision for loan repurchases	(600)	(360)	(123)	(61)	(116)
Utilization of reserve for loan repurchases	—	—	(209)	—	—
Balance at end of period	$5,601	$6,201	$6,561	$2,478	$2,486

(1)
Represents the impact of adopting ASU 2016-13, Financial Instruments - Credit Losses on January 1, 2020. As a result of adopting ASU 2016-13, our methodology to compute our allowance for credit losses is based on a current expected credit loss methodology, rather that the previously applied incurred loss methodology.

The allowance for expected credit losses, which includes the reserve for unfunded loan commitments, totaled $82.1 million, or 1.45% of total loans at March 31, 2020 compared to $61.7 million or 1.04% at December 31, 2019. The $20.4 million increase in the allowance reflects a higher provision due to the earlier recognition of losses under CECL and the impact of the change in the economic forecast scenarios as of quarter end, including the expected impact of the COVID-19 pandemic on future losses. This increase includes a Day 1 transition adjustment amount of $6.4 million and a Day 2 provision of $15.8 million, offset by net charge-offs of $1.7 million. The net charge-offs included $1.1 million in C&I loans and $401 thousand in SFR mortgages. The ACL coverage of non-performing loans was 145% at March 31, 2020 compared to 142% at December 31, 2019.

Our ACL methodology and resulting provision is significantly impacted by the current economic uncertainty and volatility caused by the COVID-19 pandemic. Our ACL methodology uses a nationally-recognized, third party model that includes many assumptions based on our historical and peer loss data, our current loan portfolio risk profile, and economic forecasts. We used economic forecasts released by our model provider during the last week of March which included the onset of the pandemic. These forecasts included a sharp contraction in annualized GDP growth and a sharp spike in near-term unemployment rates ranging from 8% to 13%, before returning to moderate long-term economic trends. Our visibility at the end of the quarter indicated that local unemployment was heading higher and that the economic recovery would likely be slower. Accordingly, we incorporated qualitative factors to account for this visibility at quarter end related to actual conditions and an economic outlook that was worse than the late March forecasts incorporated into the CECL model. As a result of the COVID-19 pandemic and adoption of CECL, we expect our allowance for credit losses to continue to be impacted in future periods by economic

EX. 99.1

volatility, changing economic forecasts, as well as the related impacts to CECL model assumptions, all of which may be better than or worse than our current estimate.

The reserve for loss on repurchased loans decreased by $600 thousand in the first quarter due to continued runoff of principal balances associated with the multifamily loan securitization and single-family residential mortgage loans previously sold. This reduction in the associated sold balances results in reduced anticipated losses from repurchases.

The Company will host a conference call to discuss its first quarter 2020 financial results at 10:00 a.m. Pacific Time (PT) on Wednesday, April 29, 2020. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 5112344. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.7 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 42 offices including 31 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California Inc. and its subsidiaries, their customers and third parties. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

EX. 99.1

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$435,992	$373,472	$526,874	$313,850	$304,705
Securities available-for-sale	969,427	912,580	775,662	1,167,687	1,471,303
Loans held-for-sale	20,234	22,642	23,936	597,720	25,191
Loans held-for-investment	5,667,464	5,951,885	6,383,259	6,719,570	7,557,200
Allowance for loan losses	(78,243)	(57,649)	(62,927)	(59,523)	(63,885)
Federal Home Loan Bank and other bank stock	57,237	59,420	71,679	76,373	55,794
Servicing rights, net	2,009	2,299	2,407	2,715	3,053
Other real estate owned, net	—	—	—	276	316
Premises and equipment, net	127,379	128,021	128,979	129,227	130,417
Investments in alternative energy partnerships, net	27,347	29,300	27,039	26,633	26,578
Goodwill	37,144	37,144	37,144	37,144	37,144
Other intangible assets, net	3,722	4,151	4,605	5,105	5,726
Deferred income tax, net	63,849	44,906	45,950	42,798	45,111
Income tax receivable	7,198	4,233	4,459	2,547	4,787
Bank owned life insurance investment	110,397	109,819	108,720	108,132	107,552
Right of use assets	20,882	22,540	23,907	24,118	24,519
Due from unsettled securities sales	—	—	334,769	—	—
Other assets	190,569	183,647	188,875	165,559	151,014
Total assets	$7,662,607	$7,828,410	$8,625,337	$9,359,931	$9,886,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$1,256,081	$1,088,516	$1,107,442	$993,745	$1,120,700
Interest-bearing deposits	4,306,757	4,338,651	4,662,616	5,298,545	6,604,232
Total deposits	5,562,838	5,427,167	5,770,058	6,292,290	7,724,932
Advances from Federal Home Loan Bank	978,000	1,195,000	1,650,000	1,825,000	935,000
Notes payable, net	173,479	173,421	173,339	173,257	173,203
Reserve for loss on repurchased loans	5,601	6,201	6,561	2,478	2,486
Lease liabilities	22,075	23,692	25,210	25,457	25,893
Accrued expenses and other liabilities	85,612	95,684	99,181	77,905	76,686
Total liabilities	6,827,605	6,921,165	7,724,349	8,396,387	8,938,200
Commitments and contingent liabilities
Preferred stock	187,687	189,825	189,825	231,128	231,128
Common stock	520	520	520	520	518
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	631,125	629,848	628,774	627,306	626,608
Retained earnings	110,640	127,733	120,221	146,039	136,943
Treasury stock	(40,827)	(28,786)	(28,786)	(28,786)	(28,786)
Accumulated other comprehensive loss, net	(54,148)	(11,900)	(9,571)	(12,668)	(18,091)
Total stockholders’ equity	835,002	907,245	900,988	963,544	948,325
Total liabilities and stockholders’ equity	$7,662,607	$7,828,410	$8,625,337	$9,359,931	$9,886,525

EX. 99.1

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Interest and dividend income
Loans, including fees	$65,534	$73,930	$80,287	$89,159	$90,558
Securities	7,820	7,812	10,024	12,457	17,841
Other interest-earning assets	1,360	1,960	2,346	2,424	2,313
Total interest and dividend income	74,714	83,702	92,657	104,040	110,712
Interest expense
Deposits	14,611	18,247	22,811	28,598	31,443
Federal Home Loan Bank advances	5,883	6,396	8,519	8,289	9,081
Notes payable and other interest-bearing liabilities	2,359	2,399	2,412	2,373	2,380
Total interest expense	22,853	27,042	33,742	39,260	42,904
Net interest income	51,861	56,660	58,915	64,780	67,808
Provision for (reversal of) credit losses	15,761	(2,976)	38,607	(1,900)	2,098
Net interest income after provision for (reversal of) credit losses	36,100	59,636	20,308	66,680	65,710
Noninterest income
Customer service fees	1,096	1,451	1,582	1,434	1,515
Loan servicing income	75	312	128	121	118
Income from bank owned life insurance	578	599	588	580	525
Impairment loss on investment securities	—	—	(731)	—	—
Net gain (loss) on sale of securities available for sale	—	3	(5,063)	—	208
Fair value adjustment on loans held for sale	(1,586)	30	16	59	1
Net (loss) gain on sale of loans	(27)	(863)	4,310	2,767	1,552
All other income (loss)	1,925	3,398	2,351	(7,251)	2,376
Total noninterest income (loss)	2,061	4,930	3,181	(2,290)	6,295
Noninterest expense
Salaries and employee benefits	23,436	24,036	25,934	27,506	28,439
Occupancy and equipment	7,243	7,900	7,767	7,955	7,686
Professional fees (reimbursement)	5,964	2,611	1,463	(2,903)	11,041
Data processing	1,773	1,684	1,568	1,672	1,496
Advertising	1,756	2,227	2,090	2,048	2,057
Regulatory assessments	484	1,854	1,239	2,136	2,482
Reversal of loan repurchase reserves	(600)	(360)	(123)	(61)	(116)
Amortization of intangible assets	429	454	500	621	620
Restructuring expense (reversal)	—	1,626	—	(158)	2,795
All other expenses	4,529	4,412	3,742	5,039	3,799
Total noninterest expense excluding loss (gain) on investments in alternative energy partnerships	45,014	46,444	44,180	43,855	60,299
Loss (gain) on investments in alternative energy partnerships	1,905	1,039	(940)	(355)	1,950
Total noninterest expense	46,919	47,483	43,240	43,500	62,249
(Loss) income from operations before income taxes	(8,758)	17,083	(19,751)	20,890	9,756
Income tax (benefit) expense	(2,165)	2,811	(5,619)	4,308	2,719
Net (loss) income	(6,593)	14,272	(14,132)	16,582	7,037
Preferred stock dividends	3,533	3,540	3,403	4,308	4,308
Income allocated to participating securities	—	224	—	271	—
Participating securities dividends	94	93	94	94	202
Impact of preferred stock redemption	(526)	—	5,093	—	—
Net (loss) income available to common stockholders	$(9,694)	$10,415	$(22,722)	$11,909	$2,527
(Loss) earnings per common share:
Basic	$(0.19)	$0.21	$(0.45)	$0.23	$0.05
Diluted	$(0.19)	$0.20	$(0.45)	$0.23	$0.05
Weighted average number of common shares outstanding
Basic	50,464,777	50,699,915	50,882,227	50,857,137	50,676,722
Diluted	50,464,777	50,927,978	50,882,227	50,964,956	50,846,722
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.13

EX. 99.1

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Profitability and other ratios of consolidated operations
Return on average assets(1)	(0.35)%	0.71%	(0.64)%	0.69%	0.28%
Return on average equity(1)	(2.89)%	6.20%	(5.83)%	6.91%	2.98%
Return on average tangible common equity(2)	(5.44)%	6.46%	(12.49)%	7.43%	1.91%
Dividend payout ratio(3)	(31.58)%	28.57%	(13.33)%	26.09%	260.00%
Net interest spread	2.56%	2.65%	2.47%	2.50%	2.47%
Net interest margin(1)	2.97%	3.04%	2.86%	2.86%	2.81%
Noninterest income (loss) to total revenue(4)	3.82%	8.00%	5.12%	(3.66)%	8.49%
Noninterest income (loss) to average total assets(1)	0.11%	0.25%	0.15%	(0.10)%	0.25%
Noninterest expense to average total assets(1)	2.50%	2.35%	1.98%	1.82%	2.43%
Efficiency ratio(2)(5)	87.01%	77.10%	69.63%	69.61%	84.00%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(2)(5)	86.54%	74.51%	70.00%	67.70%	83.57%
Average loans held-for-investment to average deposits	108.54%	108.50%	105.92%	104.38%	100.45%
Average securities available-for-sale to average total assets	12.60%	10.48%	12.71%	13.58%	17.00%
Average stockholders’ equity to average total assets	12.11%	11.47%	11.06%	10.02%	9.29%

(1)	Ratios are presented on an annualized basis.

(2)	The ratios are determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.

(3)	The ratio is calculated by dividing dividends declared per common share by basic earnings per common share.

(4)	Total revenue is equal to the sum of net interest income before provision for credit losses and noninterest income (loss).

(5)	The ratios are calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income (loss).

EX. 99.1

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2020			December 31, 2019			September 30, 2019
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale	$22,273	$220	3.97%	$23,527	$221	3.73%	$216,746	$1,894	3.47%
SFR mortgage	1,532,967	15,295	4.01%	1,689,228	16,788	3.94%	1,866,103	19,179	4.08%
Commercial real estate, multifamily, and construction	2,564,485	30,223	4.74%	2,633,342	32,763	4.94%	2,717,609	33,343	4.87%
Commercial and industrial, SBA, and lease financing	1,613,324	19,157	4.78%	1,821,064	23,381	5.09%	1,840,202	24,970	5.38%
Other consumer	47,761	639	5.38%	54,088	777	5.70%	58,652	901	6.09%
Gross loans and leases	5,780,810	65,534	4.56%	6,221,249	73,930	4.71%	6,699,312	80,287	4.75%
Securities	952,966	7,820	3.30%	833,726	7,812	3.72%	1,105,499	10,024	3.60%
Other interest-earning assets	297,444	1,360	1.84%	330,950	1,960	2.35%	362,613	2,346	2.57%
Total interest-earning assets	7,031,220	74,714	4.27%	7,385,925	83,702	4.50%	8,167,424	92,657	4.50%
Allowance for loan losses	(60,470)			(61,642)			(55,976)
BOLI and noninterest earning assets	592,192			630,308			584,190
Total assets	$7,562,942			$7,954,591			$8,695,638

Interest-bearing liabilities
Savings	$890,830	$3,296	1.49%	$981,346	$3,889	1.57%	$1,055,086	$4,722	1.78%
Interest-bearing checking	1,520,922	3,728	0.99%	1,546,322	4,234	1.09%	1,511,432	4,483	1.18%
Money market	608,926	1,760	1.16%	743,695	2,593	1.38%	755,114	3,093	1.63%
Certificates of deposit	1,151,518	5,827	2.04%	1,332,911	7,531	2.24%	1,750,970	10,513	2.38%
Total interest-bearing deposits	4,172,196	14,611	1.41%	4,604,274	18,247	1.57%	5,072,602	22,811	1.78%
FHLB advances	1,039,055	5,883	2.28%	1,020,478	6,396	2.49%	1,333,739	8,519	2.53%
Securities sold under repurchase agreements	—	—	—%	2,223	15	2.68%	1,922	13	2.68%
Long-term debt and other interest-bearing liabilities	174,056	2,359	5.45%	174,092	2,384	5.43%	174,111	2,399	5.47%
Total interest-bearing liabilities	5,385,307	22,853	1.71%	5,801,067	27,042	1.85%	6,582,374	33,742	2.03%
Noninterest-bearing deposits	1,133,306			1,108,077			1,047,858
Noninterest-bearing liabilities	128,282			132,698			103,667
Total liabilities	6,646,895			7,041,842			7,733,899
Total stockholders’ equity	916,047			912,749			961,739
Total liabilities and stockholders’ equity	$7,562,942			$7,954,591			$8,695,638

Net interest income/spread		$51,861	2.56%		$56,660	2.65%		$58,915	2.47%
Net interest margin			2.97%			3.04%			2.86%

Ratio of interest-earning assets to interest-bearing liabilities	130.56%			127.32%			124.08%
Total deposits	$5,305,502	$14,611	1.11%	$5,712,351	$18,247	1.27%	$6,120,460	$22,811	1.48%
Total funding (1)	$6,518,613	$22,853	1.41%	$6,909,144	$27,042	1.55%	$7,630,232	$33,742	1.75%

(1)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX. 99.1

	Three Months Ended
	June 30, 2019			March 31, 2019
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest earning assets
Loans held-for-sale	$47,233	$265	2.25%	$31,374	$228	2.95%
SFR mortgage	2,059,704	21,390	4.17%	2,312,900	24,062	4.22%
Commercial real estate, multifamily, and construction	3,406,672	39,659	4.67%	3,387,698	38,117	4.56%
Commercial and industrial, SBA, and lease financing	1,872,289	26,940	5.77%	1,920,221	27,235	5.75%
Other consumer	59,806	905	6.07%	62,558	916	5.94%
Gross loans and leases	7,445,704	89,159	4.80%	7,714,751	90,558	4.76%
Securities	1,304,876	12,457	3.83%	1,751,509	17,841	4.13%
Other interest-earning assets	342,908	2,424	2.84%	321,823	2,313	2.91%
Total interest-earning assets	9,093,488	104,040	4.59%	9,788,083	110,712	4.59%
Allowance for loan losses	(63,046)			(61,924)
BOLI and non-interest earning assets	580,133			575,558
Total assets	$9,610,575			$10,301,717

Interest-bearing liabilities
Savings	1,083,571	4,950	1.83%	1,201,802	5,480	1.85%
Interest-bearing checking	1,580,165	4,554	1.16%	1,554,846	4,525	1.18%
Money market	853,007	3,902	1.83%	887,538	4,128	1.89%
Certificates of deposit	2,537,060	15,192	2.40%	2,982,980	17,310	2.35%
Total interest-bearing deposits	6,053,803	28,598	1.89%	6,627,166	31,443	1.92%
FHLB advances	1,287,121	8,289	2.58%	1,422,100	9,081	2.59%
Securities sold under repurchase agreements	2,173	16	2.95%	2,350	18	3.11%
Long-term debt and other interest-bearing liabilities	174,161	2,357	5.43%	174,230	2,362	5.50%
Total interest-bearing liabilities	7,517,258	39,260	2.09%	8,225,846	42,904	2.12%
Noninterest-bearing deposits	1,034,205			1,021,741
Non-interest-bearing liabilities	96,179			97,426
Total liabilities	8,647,642			9,345,013
Total stockholders’ equity	962,933			956,704
Total liabilities and stockholders’ equity	$9,610,575			$10,301,717

Net interest income/spread		$64,780	2.50%		$67,808	2.47%
Net interest margin			2.86%			2.81%

Ratio of interest-earning assets to interest-bearing liabilities	120.97%			118.99%
Total deposits	$7,088,008	$28,598	1.62%	$7,648,907	$31,443	1.67%
Total funding (1)	$8,551,463	$39,260	1.84%	$9,247,587	$42,904	1.88%

(1)
Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

EX. 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Return on average tangible common equity and efficiency ratio, as adjusted, tangible common equity, tangible common equity to tangible assets, and tangible common equity per common share constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible common equity is calculated by subtracting preferred stock, goodwill, and other intangible assets from stockholders' equity. Tangible assets is calculated by subtracting goodwill and other intangible assets from total assets. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
Adjusted efficiency ratio is calculated by subtracting loss on investments in alternative energy partnerships from noninterest expense and adding total pre-tax return, which includes the loss on investments in alternative energy partnerships, to the sum of net interest income and noninterest income (total revenue). Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the final results and operating performance of the Company.
This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

EX. 99.1

	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$7,662,607	$7,828,410	$8,625,337	$9,359,931	$9,886,525
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(3,722)	(4,151)	(4,605)	(5,105)	(5,726)
Tangible assets(1)	$7,621,741	$7,787,115	$8,583,588	$9,317,682	$9,843,655

Total stockholders' equity	$835,002	$907,245	$900,988	$963,544	$948,325
Less goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(3,722)	(4,151)	(4,605)	(5,105)	(5,726)
Tangible equity(1)	794,136	865,950	859,239	921,295	905,455
Less preferred stock	(187,687)	(189,825)	(189,825)	(231,128)	(231,128)
Tangible common equity(1)	$606,449	$676,125	$669,414	$690,167	$674,327

Total stockholders' equity to total assets	10.90%	11.59%	10.45%	10.29%	9.59%
Tangible equity to tangible assets(1)	10.42%	11.12%	10.01%	9.89%	9.20%
Tangible common equity to tangible assets(1)	7.96%	8.68%	7.80%	7.41%	6.85%

Common shares outstanding	49,593,077	50,413,681	50,406,763	50,397,769	50,315,490
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	50,070,398	50,891,002	50,884,084	50,875,090	50,792,811

Tangible common equity per common share(1)	$12.11	$13.29	$13.16	$13.57	$13.28
Book value per common share	$12.93	$14.10	$13.98	$14.40	$14.12
(1)Non-GAAP measure.

EX. 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Return on tangible common equity
Average total stockholders' equity	$916,047	$912,749	$961,739	$962,933	$956,700
Less average preferred stock	(189,607)	(189,824)	(213,619)	(231,128)	(231,128)
Less average goodwill	(37,144)	(37,144)	(37,144)	(37,144)	(37,144)
Less average other intangible assets	(4,003)	(4,441)	(4,935)	(5,503)	(6,128)
Average tangible common equity(1)	$685,293	$681,340	$706,041	$689,158	$682,300

Net (loss) income	$(6,593)	$14,272	$(14,132)	$16,582	$7,037
Less preferred stock dividends and impact of preferred stock redemption	(3,007)	(3,540)	(8,496)	(4,308)	(4,308)
Add amortization of intangible assets	429	454	500	621	620
Less tax effect on amortization and impairment of intangible assets	(90)	(95)	(105)	(130)	(130)
Net (loss) income available to common stockholders(1)	$(9,261)	$11,091	$(22,233)	$12,765	$3,219

Return on average equity	(2.89)%	6.20%	(5.83)%	6.91%	2.98%
Return on average tangible common equity(1)	(5.44)%	6.46%	(12.49)%	7.43%	1.91%

Statutory tax rate utilized for calculating tax effect on amortization of intangible assets	21.00%	21.00%	21.00%	21.00%	21.00%

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships
Noninterest expense	$46,919	$47,483	$43,240	$43,500	$62,249
(Loss) gain on investments in alternative energy partnerships	(1,905)	(1,039)	940	355	(1,950)
Adjusted noninterest expense(1)	$45,014	$46,444	$44,180	$43,855	$60,299

Net interest income	$51,861	$56,660	$58,915	$64,780	$67,808
Noninterest income	2,061	4,930	3,181	(2,290)	6,295
Total revenue	53,922	61,590	62,096	62,490	74,103
Tax credit from investments in alternative energy partnerships	—	1,689	77	1,680	—
Deferred tax expense on investments in alternative energy partnerships	—	(177)	(8)	(176)	—
Tax effect on tax credit and deferred tax expense	—	267	7	426	—
(Loss) gain on investments in alternative energy partnerships	(1,905)	(1,039)	940	355	(1,950)
Total pre-tax adjustments for investments in alternative energy partnerships	(1,905)	740	1,016	2,285	(1,950)
Adjusted total revenue(1)	$52,017	$62,330	$63,112	$64,775	$72,153
Efficiency ratio(1)	87.01%	77.10%	69.63%	69.61%	84.00%
Adjusted efficiency ratio including the pre-tax effect of investments in alternative energy partnerships(1)	86.54%	74.51%	70.00%	67.70%	83.57%
Effective tax rate utilized for calculating tax effect on tax credit and deferred tax expense	24.03%	15.00%	9.36%	22.07%	27.00%
(1)Non-GAAP measure.

EX. 99.1

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Total noninterest expense	$46,919	$47,483	$43,240	$43,500	$62,249
Deductions for non-core items
Data processing	—	—	—	(797)	—
Professional fees (recoveries)	(1,678)	3,557	2,615	6,214	(2,979)
Restructuring (expense) reversal	—	(1,626)	—	158	(2,795)
Other expenses	—	—	(131)	—	—
Total non-core adjustments	(1,678)	1,931	2,484	5,575	(5,774)
(Loss) gain on investments in alternative energy partnerships	(1,905)	(1,039)	940	355	(1,950)
Total adjustments	(3,583)	892	3,424	5,930	(7,724)
Adjusted noninterest expense(1)	$43,336	$48,375	$46,664	$49,430	$54,525

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Net interest income	$51,861	$56,660	$58,915	$64,780	$67,808
Non-interest income	2,061	4,930	3,181	(2,290)	6,295
Total revenue	$53,922	$61,590	$62,096	$62,490	$74,103
Noninterest expense	46,919	47,483	43,240	43,500	62,249
Pre-tax pre-provision income(1)	7,003	14,107	18,856	18,990	11,854

Net interest income	51,861	56,660	58,915	64,780	67,808
Non-interest income	2,061	4,930	3,181	(2,290)	6,295
Total revenue	53,922	61,590	62,096	62,490	74,103
Noninterest expense	46,919	47,483	43,240	43,500	62,249
Total non-core adjustments	(1,678)	1,931	2,484	5,575	(5,774)
Noninterest expense after non-core adjustments	45,241	49,414	45,724	49,075	56,475
(Loss) gain on investment in alternative energy partnerships	$(1,905)	$(1,039)	$940	$355	$(1,950)
Adjusted noninterest expense(1)	$43,336	$48,375	$46,664	$49,430	$54,525
Adjusted pre-tax pre-provision income(1)	$10,586	$13,215	$15,432	$13,060	$19,578

(1)Non-GAAP measure.